Exhibit 10.6

March 17, 2015

Dr. Holger Wesche

Dear Holger,

On behalf of Harpoon Therapeutics, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company, should you accept our offer:

1. You will be employed to serve on a full-time basis as Vice President, Research, responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company. You shall report to the Chief Executive Officer of the Company, or if none, the Chairman of the Board of the Company, and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You will be splitting the preclinical development responsibilities with one other Vice President. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. It is contemplated that you will commence full time employment on or about April 1, 2015, the exact start date to be mutually agreed upon. You shall work out of the Company’s office which is expected to be located in or near South San Francisco, CA.

2. Your base salary will be at the monthly rate of $20,416.67 (equivalent to an annualized base salary of $245,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company, but it is not anticipated that this base salary will be re-evaluated before the end of the calendar year 2015.

3. Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors, you will be eligible for a retention and performance bonus of up to 25% of your annualized base salary, or $61,250, less all applicable taxes and withholdings, based on your individual performance and the Company’s performance during the applicable fiscal year, as determined by the Board in its sole discretion in accordance with certain milestones to be mutually agreed upon between you and the Board each year. You must be an active employee of the Company and in good standing on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. Any bonus would be pro-rated for the 2015 calendar year based on your start date with the Company.

4. Additionally, you will be eligible to receive a “signing bonus” of $90,000 total, payable in $30,000 installments on 5/1/15, 5/1/16 and 5/1/17, each payment less all applicable taxes and withholdings, provided you are an employee of the Company on such dates.

5. You will not be expected to relocate your residence.

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6. Subject to the terms and conditions thereof and all eligibility requirements, you may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time. You will also be eligible for vacation in accordance with the Company’s vacation policy. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice.

7. You may participate in the Company’s executive severance plan (the “Plan”), as it is adopted by the Company and as it may be amended from time to time and in accordance with the terms and conditions thereof. Currently, this means that if your employment was terminated by the Company without Cause (as defined in the Plan) or if you terminated your employment for Good Reason (as defined in the Plan), and provided you entered into a release of claims in a form provided by the Company, you would be eligible to receive 9 months of your base salary as severance pay and 9 months of COBRA continuation premium payments, all as further detailed in the Plan. The Plan will also provide, as additional severance benefits, for accelerated vesting of unvested options if a termination without Cause or for Good Reason occurs within 12 months following a “Change of Control” (as defined in the Plan). Please note that this is just a summary of the material provisions of the Plan and that the Plan and the specific terms thereof governs any benefits you are eligible to receive following termination.

8. Subject to the approval of the Board of Directors, the Company will grant to you a stock option (the “Option”) under the Company’s equity incentive plan (the “Stock Plan”) for the purchase of an aggregate of 259,000 shares of common stock of the Company (representing 1.0% of the Company’s fully diluted capitalization and consisting of the first $20M equity investment, warrants to investors and the initial management option pool) at a price per share equal to the fair market value at the time of Board approval. Any such additional option grant(s) will be subject to requisite Board of Director approval and shall have a price per share equal to the fair market value at the time of Board approval. The Option, and any Additional Grants, will be evidenced in writing by, and subject to the terms of the Stock Plan and a stock option agreement provided by the Company, which agreement will specify monthly vesting over four (4) years with a one (1) year cliff.

9. You may be eligible to receive such future stock option grants as the Board of Directors shall deem appropriate.

10. You will be required to execute the Company’s standard form of Employee Invention, Non-Disclosure, and Non-Solicitation Agreement (the “Invention Disclosure Agreement”) as a condition of your employment.

11. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Company acknowledges that you were employed by Amgen, Inc. and that you might have confidentiality and IP obligations towards your former employer. You agree not to bring any third party confidential information to the Company, including that of Amgen, Inc., and that in performing your duties for the Company, you will not in any way utilize such information.

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12. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

13. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason, with or without cause, at any time, and with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent specifically set forth in Section 7 hereof.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to Jeanmarie Guenot at Harpoon Therapeutics, Inc. along with a signed copy of the Invention Disclosure Agreement. If you do not accept this offer by April 1, 2015, this offer will be revoked.

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Very Truly Yours,

By:	/s/ Jeanmarie Guenot

Name: Jeanmarie Guenot
Title: CEO & President

The foregoing correctly sets forth the terms of my at-will employment by Harpoon Therapeutics, Inc. I am not relying on any representations other than those set forth above.

By:	/s/ H. Wesche	Date: 3/17/15
Name:	Holger Wesche, Ph.D.

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AMENDMENT TO OFFER LETTER

This Amendment to the March 17, 2015 Offer Letter (this “Amendment”) effective January 26, 2018, is by and between Harpoon Therapeutics, Inc. (“Harpoon” or the “Company”) and Dr. Holger Wesche (the “Employee”).

WHEREAS, the Company and the Employee are parties to an Offer Letter dated March 17, 2015 (the “Offer Letter”); and

WHEREAS, the Company and the Employee desire to amend the Offer Letter as provided herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Paragraph 7 of the Offer Letter shall be amended such that it will read in its entirety as follows:

7. If, immediately prior to (within 60 days) or within 12 months following a Change in Control (as defined on Appendix A hereto), either your employment is terminated by the Company without Cause (as defined on Appendix A hereto) or you terminate your employment for Good Reason (as defined on Appendix A hereto), and provided you enter into and do not revoke a release of claims in a form provided by the Company (the “Release”):

•	all of your outstanding unvested unexercised options will immediately vest in full and the Company’s repurchase rights will lapse as to all of your outstanding restricted stock;

•

the Company will pay you as severance an aggregate amount equivalent to nine (9) months of your then-current base salary, less all applicable taxes and withholdings, which severance pay will be paid in installments in accordance with the Company’s normal payroll practices, but in no event shall any payments be paid or provided until the Release actually becomes effective and irrevocable; and

•

should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, for a period of nine (9) months following termination of your employment in such events, reimburse you for payments you make for COBRA coverage, except that in no event will such payments exceed the amount the Company then pays for health insurance coverage for active employees. The remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide you a taxable monthly payment in an amount equal to the monthly

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COBRA premium that you would be required to pay to continue your group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage and will commence on the month following your termination of employment and will end on the earlier of: (i) the date upon which you obtain other employment or (ii) the date the Company has paid an amount equal to nine months. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

If, at any time other than as described above, your employment is terminated by the Company without Cause or if you terminate your employment for Good Reason, and provided you enter into and do not revoke the Release:

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the Company will pay you as severance pay an aggregate amount equivalent to nine (9) months of your then-current base salary, less all applicable taxes and withholdings, which severance pay will be paid in installments in accordance with the Company’s normal payroll practices, but in no event shall any payments be paid or provided until the Release actually becomes effective and irrevocable; and

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should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will for a period of nine (9) months following your termination reimburse you for payments you make for COBRA coverage, except that in no event will such payments exceed the amount the Company then pays for health insurance coverage for active employees.

•	You will not receive any acceleration of vesting of your equity and the lapse of the Company’s repurchase rights as to your restricted stock will not accelerate.

This Amendment adds a new Paragraph 14 to the Offer Letter as follows:

14. Notwithstanding anything to the contrary in this letter, no payments of “deferred compensation” (the “Deferred Payments”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. If and to the extent necessary to avoid subjecting Employee to an additional tax under Section 409A, payment of the Deferred Payments, if any, that otherwise would be payable to you within the first six months following your termination of employment will instead be delayed until the date that is six months and one-day following your termination of employment (except where your termination of employment is due to your death). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule

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applicable to each payment or benefit. Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein. Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein. For purposes of this letter, “Section 409A Limit” means two (2) times the lesser of: (x) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A- 1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(1 7) of the Code for the year in which your employment is terminated. Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of the Section 409A-related regulations. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Except as amended hereby, the Offer Letter shall remain in full force and effect in accordance with its terms.

This Amendment shall be governed and construed under the laws of the State of California.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto agree to the terms and conditions of this Amendment as of the date written above.

By:	/s/ Gerald McMahon, Ph.D.	Date: 1/26/18
Gerald McMahon, Ph.D.
President and CEO

By:	/s/ Dr. Holger Wesche	Date: 1/26/18
Dr. Holger Wesche

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APPENDIX A

The following terms are used in Paragraph 7 to the Amendment to Offer Letter to which this appendix is appended; “Employee” refers to Dr. Holger Wesche:

1) “Cause” means any of:

(a) Employee’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude; or (b) a good faith finding by the Company that the Employee has (i) engaged in dishonesty, willful misconduct or gross negligence with respect to his employment duties, (ii) breached or threatened to breach the terms of any restrictive covenants or confidentiality agreement or any similar agreement with the Company or any prior employers, (iii) violated Company policies or procedures, and/or (iv) failed to perform his assigned duties to the Company’s satisfaction following notice of such failure by the Company and a period of 15 days to cure and failure to cure such violation.

2) “Good Reason” means the occurrence, without the Employee’s prior written consent, of any of the following events:

(i) a material reduction in the Employee’s authority, duties, or responsibilities; (ii) the relocation of the principal place at which the Executive provides services to the Company (which is currently Brisbane, California) by at least 50 miles and to a location such that his daily commuting distance is increased; or (iii) a material reduction of the Executive’s base salary (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base salaries of other similarly-situated employees).

No resignation will be treated as a resignation for Good Reason unless (x) the Employee has given written notice to the Company of his intention to terminate his employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) the Employee has provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, the Employee ends his employment within 30 days following the cure period in (y).

3) “Change in Control” means any of the following:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection any acquisition directly from the Company will not be a Change in Control, nor will any acquisition by any individual, entity, or group pursuant to a Business Combination (as defined below) that complies with clause (ii) of this definition;

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all (i.e., in excess of 85%) of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination; or

(iii) the liquidation or dissolution of the Company;

provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).